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                                                                  EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         This employment agreement (the "EMPLOYMENT AGREEMENT") is made this 21st day of January, 2000, by and between Robert Delark (the "EMPLOYEE") and Dycom Industries, Inc., a Florida corporation (the "COMPANY"). The Employment Agreement shall become effective as of the first day that the Employee commences full-time employment with the Company (the "EFFECTIVE DATE"), pursuant to the terms hereof. In the event that the Employee does not commence full-time employment with the Company, the Employment Agreement shall be null and void. The Employee, Company and any other person or entity shall not be entitled to damages or any other relief as a result of the Employment Agreement being null and void.

         1.       Employment.

         Subject to the terms and conditions hereof, as of the Effective Date, the Company hereby agrees to employ the Employee as the Company's Vice President and Chief Administrative Officer. The Employee agrees to perform such specific duties and accepts such responsibilities as the board of directors of the Company (the "BOARD") and the Chief Executive Officer may from time to time establish which are reasonably related and consistent with the Employee's position as a senior executive of the Company. The Employee hereby accepts employment by the Company as Vice President and Chief Administrative Officer, subject to the terms and conditions hereof, and agrees to devote his full business time and attention to his duties hereunder, to the best of his abilities.

         2.       Term of Employment.

         The term of the Employee's employment pursuant to the Employment Agreement shall commence on the Effective Date and shall terminate upon the earlier of (i) termination pursuant to paragraph 5 hereof or (ii) the third anniversary of the Effective Date (the "EMPLOYMENT TERM").

         3.       Compensation, Benefits and Expenses.

         (a) During the Employment Term, the Company shall pay the Employee a base annual salary of $215,000 (the "BASE SALARY"). Payment will be made on the regularly scheduled pay dates of the Company, subject to all appropriate withholdings or other deductions required by applicable law or by the Company's established policies applicable to employees of the Company. The Board may increase the Base Salary in its sole discretion, but shall not reduce the Base Salary below the rate established by the Employment Agreement without the Employee's written consent.

         (b) During the Employment Term, the Employee shall be entitled to participate in the Company's annual incentive plan, under which the Employee shall be eligible to receive an annual target bonus equal to an amount between twenty percent (20%) and fifty percent (50%) of Base Salary if certain performance criteria and measures are satisfied, as determined by and within the sole discretion of the Board.



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         (c) During the Employment Term, the Company shall provide the Employee with an automobile allowance in the amount of six hundred dollars ($600) per month.

         (d) During the Employment Term, in addition to the compensation payable to the Employee as described above, the Employee shall be entitled to participate in all the employee benefit plans or programs of the Company that are available to senior executives of the Company generally and such other benefit plans or programs as may be specified by the Board ("EMPLOYEE Benefits").

         (e) As of the Effective Date, the Board shall grant the Employee options (the "OPTIONS") to acquire 25,000 shares of common stock of the Company pursuant to the Company's 1998 Incentive Stock Option Plan (the "OPTION PLAN"), subject to the terms and conditions of the award agreement for the Option Plan, attached hereto as Exhibit A. During the Employment Term, the Employee shall be eligible for subsequent annual Option grants under the Option Plan, or any such successor stock option plan, at the time such grants are made under the Option Plan to management employees of the Company generally, with a targeted grant of between 6,000 to 8,000 Options per year. Notwithstanding any provision in the Option Plan (or any successor stock option plan) to the contrary, in the event the Employee's employment is terminated by the Company for any reason or if the Employee resigns his employment with the Company for any reason, the Employee shall be afforded the opportunity to exercise all vested Options for a period of ninety (90) days following the date of termination. The number of Options to be granted to the Employee as of the Effective Date and the number of Options targeted for future annual grants will be adjusted to reflect any stock split affecting the common stock of the Company that may be effective on or after the date the Employment Agreement is signed.

         (f) During the Employment Term, the Company shall reimburse the Employee for such reasonable out-of-pocket expenses as he may incur from time to time for and on behalf of the furtherance of the Company's business, PROVIDED that the Employee submits to the Company satisfactory documentation or other support for such expenses in accordance with the Company's expense reimbursement policy.

         (g) Pursuant to the Employee's termination of employment with Henkels & McCoy Inc. (the "FORMER EMPLOYER"), the Former Employer may elect not to purchase shares of restricted common stock of the Former Employer ("FORMER EMPLOYER STOCK") owned by the Employee. The Former Employer Stock owned by the Employee as of the Effective Date has a fair market value of $124,554 ("FAIR MARKET VALUE"). The Company agrees to provide the Employee with a one-time cash bonus ("RESTORATION BONUS") equal to the difference between the Fair Market Value and any amount received by the Employee in payment for the Former Employer Stock from the Former Employer or a third party. In no event will the Restoration Bonus exceed the Fair Market Value.

         The Employee agrees to exercise his best efforts to cause the Former Employer or a third party to purchase the Former Employer Stock in an arms length transaction(s). In the event the Restoration Bonus is paid before the Employee disposes of the Former Employer Stock, the Employee shall reimburse the Company with the amount realized in such transaction, up to the amount of the Restoration Bonus.




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         The Restoration Bonus shall be payable to the Employee in a single sum payment on the third anniversary of the Effective Date, PROVIDED, HOWEVER, that in the event the Employee is terminated by the Company for Cause or if the Employee resigns his employment with the Company before the second anniversary of the Effective Date for any reason other than as a result of a substantial and material breach by the Company of any of the terms of the Employment Agreement, then the Employee shall forfeit all rights and interests in the Restoration Bonus. Notwithstanding the foregoing, the Company shall pay the Employee the Restoration Bonus as soon as administratively practicable following: (i) his termination of employment by the Company without Cause (as defined in paragraph 5(a) hereof); (ii) his death; (iii) the Employee's resignation of employment following a substantial and material breach by the Company of its responsibilities and obligations under the Employment Agreement; or (iv) upon his becoming Disabled (as defined in paragraph 5(e) hereof).

         (h) The Company hereby agrees to indemnify and defend the Employee, if the Former Employer brings any claims or actions against the Employee during the Employment Term that in any way arise from or are in any way connected with the Employee's employment with the Company.

         4.       Covenants of the Employee.

         (a) The Employee agrees with the Company that, during the Employment Term, the Employee shall not directly or indirectly, whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent (1%) of the stock of any corporation or association of any nature, engage in any business which is competitive to the business conducted by the Company, its subsidiaries or its affiliates (collectively, the "COMPANIES") in any geographic area in which the Companies have engaged or will engage during the Employment Term (including, without limitation, any area in which any customer of the Companies may be located).

         (b) The Employee agrees with the Company that at no time during the Employment Term, or for a three-year period following his termination of employment with the Company, will the Employee directly or indirectly divulge to any person, entity or other organization or appropriate for the Employee's own use or for the use of others any trade secrets or confidential information or confidential knowledge pertaining to the business of the Companies (collectively, the "PROPRIETARY INFORMATION"). The Employee shall retain all copies and extracts of any written confidential information acquired or developed by him during his employment for the sole benefit of the Companies. The Employee further agrees that he will not remove or take from the Companies' premises (or, if previously removed or taken, he will, at the Company's request, promptly return) any written confidential information or any copies or extracts thereof. The Employee shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm to the Company, fully and completely, all rights created or contemplated by this paragraph 4(b). The restrictions contained herein shall not apply to, and Proprietary Information shall not include, any information which was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of the Employment Agreement.





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         (c) In the event the Employee resigns his employment with the Company for any reason other than as a result of a substantial and material breach by the Company of any of the terms of the Employment Agreement, or if the Company terminates his employment without Cause (as defined below), the Employee agrees, being fully aware that the performance of the Employment Agreement is important to preserve the present value of the property and business of the Company that for a period of twelve (12) calendar months following such termination or the balance of the Employment Term, whichever is less (the "RESTRICTED PERIOD"), the Employee shall not directly or indirectly engage in any business, whether as proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent (1%) of the stock of any corporation or association of any nature which is competitive to the business conducted by the Companies in the geographical service area in which the Companies have engaged or will engage during such period (including, without limitation, any area in which any such customer of the Companies may be located). In the event the Employee is terminated for Cause or if there is a substantial and material breach by the Company of any of the terms of the Employment Agreement, the restrictions set forth in this paragraph 4(c) shall not apply.

         (d) As a separate and independent covenant, the Employee agrees with the Company that, for so long as the Employee is employed by the Company and for the Restricted Period, he will not in any way, directly or indirectly, for the purpose of conducting or engaging in any competitive business with the Companies, call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of the Companies, or solicit, induce, hire, attempt to hire, interfere with or attempt to interfere with, any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Companies.

         (e) The Employee agrees that the breach by the Employee of any of the foregoing covenants is likely to result in immediate and irreparable harm, directly or indirectly, to the Companies. The Employee, therefore, consents and agrees that if the Employee violates any of such covenants, the Companies shall be entitled, among and in addition to any other rights or remedies available under the Employment Agreement or at law or in equity, to temporary and permanent injunctive relief, without bond or other security, to prevent the Employee from committing or continuing a breach of such covenants. Such injunctive relief in any court shall be available to the Companies, in lieu of, or prior to or pending determination in, any arbitration proceeding.

         (f) It is the desire, intent and agreement of the Employee and the Company that the restrictions placed on the Employee by this paragraph 4 be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that any portion of this paragraph 4 shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom or to reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is made.

         (g) Except with respect to the equitable relief contemplated under paragraph 4(e), any controversy or claim arising out of or relating to the





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Employment Agreement shall be resolved by arbitration in Palm Beach County,
Florida, in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon. The arbitrator(s) have the right and ability to award attorneys' fees to the prevailing party in any such arbitration proceeding.

         5.       Termination.

         (a) TERMINATION FOR CAUSE. The Company shall have the right to terminate the Employee's employment at any time and for any reason. If the Employee is terminated for Cause (as defined below), the Company shall not have any obligation to pay the Employee any Base Salary or other compensation or to provide any employee benefits subsequent to the date of such Employee's termination of employment (unless required by applicable law), including, without limitation, Severance Benefits (as defined in paragraph 5(b) hereof). Termination for "CAUSE" shall mean termination of employment for any of the following reasons:

                  (i) The Employee entering a plea of no-contest with respect to, or being convicted by a court of competent and final jurisdiction of, any crime, whether or not involving the Companies, that constitutes a felony in the jurisdiction involved; or

                  (ii) any willful misconduct by the Employee that is injurious to the financial condition or business reputation of the Company.

         (b) TERMINATION WITHOUT CAUSE. Subject to the provisions of paragraph 5(c), if, prior to the expiration of the Employment Term, the Company terminates the Employee's employment without Cause, the Company shall, subject to the Employee's execution of a general release of claims against the Company in a form satisfactory to the Company, provide the Employee with Severance Benefits. "SEVERANCE BENEFITS" mean (a) the Base Salary (at the rate then in effect thirty
(30) days prior to such termination) for the greater of (i) the remainder of the Employment Term or (ii) twelve (12) months (such period being referred to hereunder as the "SEVERANCE PERIOD"), at such intervals as the same would have been paid had the Employee remained in the active service of the Company, and
(b) the Company shall also provide the Employee and his eligible dependents with group medical and life insurance after termination of the Employee's employment without Cause (to the extent such eligible dependents were participating in the Company's group medical and life insurance programs prior to the Employee's termination of employment), until the Employee becomes eligible for similar coverage as the result of the Employee accepting another position with a new employer or until the termination of the Severance Period, whichever shall occur first.

         (c) CONDITIONS APPLICABLE TO SEVERANCE PERIOD. If, during the Severance Period, the Employee substantially and materially breaches any of his obligations under the Employment Agreement (including, but not limited to, paragraph 4), the Company may, upon written notice to the Employee, terminate the Severance Period and cease to make any payments or provide the benefits in paragraph 5(b).

         (d) RESIGNATION BY THE EMPLOYEE. The Employee shall have the right to resign his employment with the Company for any reason. In the event the Employee resigns his employment with the Company, the Employee: (i) shall provide the Company with ninety (90) days' prior written notice; (ii) shall not make any






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public announcements concerning his resignation prior to the resignation date without the written consent of the Company; and (iii) shall continue to perform faithfully the duties assigned to him under the Employment Agreement (or such other duties as the Company or Board may assign to the Employee) from the date of such notice until the resignation date. In the event the Employee resigns his employment with the Company because the Company substantially and materially breached any of the terms of the Employment Agreement, the Employee shall receive all Severance Benefits set forth in paragraph 5(b). In addition, in the event the Employee resigns his employment with the Company for any reason other than as a result of a substantial and material breach by the Company of any of the terms of the Employment Agreement, the Employee shall not receive the Severance Benefits set forth in paragraph 5(b).

         (e) TERMINATION UPON DEATH OR DISABILITY. Unless otherwise terminated earlier pursuant to the terms of the Employment Agreement, the Employee's employment under the Employment Agreement shall terminate upon his death and may be terminated by the Company upon giving not less than thirty (30) days' written notice to the Employee in the event that the Employee, because of physical or mental disability or incapacity, is unable to perform (or, in the opinion of a physician, is reasonably expected to be unable to perform) his duties hereunder for an aggregate of one hundred eighty (180) days during any twelve-month period ("Disabled"). All questions arising with respect to whether the Employee is Disabled shall be determined by a reputable physician mutually selected by the Company and the Employee at the time such question arises. If the Company and the Employee cannot agree upon the selection of a physician within a period of seven (7) days after such question arises, then the Chief of Staff of Good Samaritan Hospital in Palm Beach County, Florida shall be asked to select a physician to make such determination. The determination of the physician selected pursuant to the above provisions of this paragraph 5(e) as to such matters shall be conclusively binding upon the parties hereto.

         (f) TERMINATION UPON A CHANGE OF CONTROL. In the event of a "Change of Control," notwithstanding any provisions in the Option Plan or any successor stock option plan to the contrary, all outstanding Options under the Option Plan or any successor stock option plan, to the extent not already vested, shall become fully and immediately vested as of the date of the occurrence of a Change of Control. For purposes of the Employment Agreement, a "CHANGE OF CONTROL" shall be deemed to have occurred with respect to the Company if any one or more of the following events occur:

                  (i) A tender offer is made and consummated for the ownership of fifty percent (50%) or more of the outstanding voting securities of the Company;

                  (ii) a "person," within the meaning of Section 3(a)9 or
         Section 13(d) (as in effect on the date hereof) of the Securities Exchange Act of 1934, shall acquire fifty percent (50%) or more of the outstanding voting securities of the Company;

                  (iii) substantially all of the assets of the Company are sold or transferred to another person, corporation or entity that is not a wholly owned subsidiary of the Company; or





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                  (iv) a change in the Board such that a majority of the seats on the Board are occupied by individuals who were neither nominated by a majority of the directors of the Company as of the close of business on the Effective Date nor appointed by directors so nominated.

         6.       Assignment and Succession.

         (a) The services to be rendered and obligations to be performed by the Employee under the Employment Agreement are special and unique, and all such services and obligations and all of the Employee's rights under the Employment Agreement are personal to the Employee and shall not be assignable or transferable. In the event of the Employee's death, however, the Employee's personal representative shall be entitled to receive any and all payments then due under the Employment Agreement.

         (b) The Employment Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and the Employee and their respective successors, permitted assigns, heirs, legal representatives, executors, and administrators. If the Company shall be merged into or consolidated with another entity, the provisions of the Employment Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform the Employment Agreement in the same manner that the Company would be required to perform it if no such succession had taken place. The provisions of this paragraph 6(b) shall continue to apply to each subsequent Company of the Employee hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent Company.

         7.       Notices.

                  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph 7):

                  if to the Company:

                  Dycom Industries, Inc.
                  First Union Center, Suite 500
                  4440 PGA Boulevard
                  Palm Beach Gardens, Florida  33410
                  Attention:  Marc R. Tiller

                  if to the Employee:

                  Mr. Robert Delark
                  939 Weadley Road
                  Wayne, Pennsylvania  19087






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         8.       Waiver of Breach.

         (a) The waiver by the Company or the Employee of a breach of any provision of the Employment Agreement shall not operate or be construed as a waiver by such party of any subsequent breach.

         (b) The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if, at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

         9.       Amendment.

         The Employment Agreement may be amended only by a written instrument signed by all parties hereto.

         10.      Full Settlement.

         The Company's obligation to pay the Employee the amounts required by the Employment Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Employee or anyone else. All payments and benefits to which the Employee is entitled under the Employment Agreement shall be made and provided without offset, deduction, or mitigation on account of income that the Employee may receive from employment from the Company or otherwise.

         11.      Other Severance Benefits.

         In consideration for the payments to be made to the Employee under the Employment Agreement, the Employee waives any and all rights to any payments or benefits under any other severance plan, program or arrangement of the Companies.

         12.      Governing Law; Jurisdiction and Service of Process.

         The Employment Agreement shall be governed by the laws of the State of Florida applicable to contracts executed in and to be performed in that State.






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         13.      Authority to Enter into Employment Agreement.

         The Employee represents and warrants that he is not subject to any employment agreements, non-competition agreements or any other agreement or understanding, whether or not in writing, that would prevent him from entering into the Employment Agreement and performing the duties hereunder.

         14.      Partial Invalidity.

         The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         15.      Withholding.

         The payment of any amount pursuant to the Employment Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

         16.      Counterparts.

         This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17.      Entire Agreement.

         All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by the Employment Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

         IN WITNESS WHEREOF, the parties have entered into the Employment Agreement as of the date set forth above.

                          DYCOM INDUSTRIES, INC.

                          By:  /s/ Steven E. Nielsen
                              ------------------------------------------------
                                Name:  Steven E. Nielsen
                                Title: President and Chief Executive Officer


                          /s/ Robert Delark
                          ----------------------------------------------------
                          Robert Delark, individually





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